Exhibit 99.1

QHSLab (OTCQB:USAQ) Reports Preliminary Unaudited 2025 Financial Results With Strong Revenue Growth, Expanding Margins, and Significant Debt Reduction

Revenue increased 25% year over year, gross margins expanded to approximately 67%, and convertible debt was substantially eliminated

Improved profitability and early Q-Cog reimbursement activity position the Company for continued platform expansion in 2026

West Palm Beach, FL, January 26, 2026 (GLOBE NEWSWIRE) — QHSLab Inc. (the “Company”) (OTCQB: USAQ), a digital health infrastructure company supporting primary care practices, today reported preliminary unaudited financial results for the year ended December 31, 2025, reflecting continued execution against the Company’s strategy to build a scalable, reimbursable digital medicine platform while strengthening its capital structure.

Revenue for the year ended December 31, 2025 increased just over 25 percent to $2,676,074, compared to $2,131,926 in 2024. Gross profit for 2025 was $1,795,182, compared to $1,357,890 in the prior year, representing growth of more than 32 percent year over year. These results were achieved during a year in which the Company remained highly focused on resolving legacy obligations and strengthening its balance sheet, while operating with a lean cost structure. Despite these priorities, gross profit margin expanded meaningfully in 2025, increasing from approximately 64 percent in 2024 to approximately 67 percent in 2025, reflecting improved operating leverage and a favorable revenue mix.

During Q4 2025, the Company also completed a significant restructuring and extinguishment of debt, materially strengthening its balance sheet. Outstanding convertible debt and associated accrued interest was reduced from approximately $2.0 million to approximately $20,000, effectively eliminating nearly all convertible including obligations that were in default. The conversion of debt holders into stockholders reflects strong confidence in the Company’s long-term fundamentals and a shared belief that equity participation is more attractive than holding interest-bearing debt.

As a result of these actions, QHSLab expects annual interest expense to decline by more than $200,000 on a forward-looking basis, improving cash flow and providing additional flexibility to reinvest in product development, sales execution, and platform expansion.

“Our 2025 results reflect the resilience of our business model and the commitment of our team. Even while operating with limited resources and addressing historical obligations, we delivered strong revenue growth, improved profitability, and materially strengthened our financial position for the years ahead,” said Troy Grogan, President and CEO of QHSLab, Inc.

Operationally, the Company continues to see growing momentum across its Integrated Service Program (ISP) client base. In December 2025, QHSLab reported early results from its Q-Cog pilot program, which is beginning to generate reimbursement activity following the initial deployment phase. Early demand has been encouraging, and management expects Q-Cog to become a meaningful incremental revenue stream in 2026.

Q-Cog combines validated cognitive, behavioral, and functional screening within a single digital workflow, enabling physicians to meet CMS screening guidelines while supporting documentation and reimbursement under neurocognitive and behavioral health CPT codes. The solution aligns directly with Annual Wellness Visit requirements, supports cognitive and behavioral health screening mandates, and contributes to more accurate Risk Adjustment Factor scoring for value-based care providers. With few practical tools currently deployed at the primary-care level for early cognitive screening, Q-Cog addresses a significant unmet need while expanding QHSLab’s reimbursable digital medicine portfolio.

Management believes the combination of accelerating revenue growth, expanding margins, a substantially de-risked balance sheet, and the introduction of new reimbursable solutions position the Company well for continued progress in 2026.

The preliminary unaudited revenue and gross profit results for the year ended December 31, 2025 are based on information available to management as of the date of this press release and are subject to adjustment as the Company completes its year-end financial close process. Final audited financial results will be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission before the end of March 2026.

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health infrastructure company providing preventive screening, assessment, and workflow solutions for primary care practices. Its platform enables care that occurs outside the exam room, including screening, monitoring, education, and follow-up, to be delivered in a scalable, documented, and reimbursable manner across multiple underdiagnosed conditions.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, future interest expense and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the availability of financing to fund growth, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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